Exhibit 10.4

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”), effective as of September 13, 2019, by and between ADVANGELISTS, LLC, a Delaware limited liability company (“Company”) with an office address at 701 5th Avenue, 75th Floor, Seattle, Washington 98104 and LOKESH MEHTA (“Employee”), an individual having an address at 5447 31st Ave SW, Seattle, WA 98126.

W I T N E S S E T H :

WHEREAS, Company and Employee are parties to the Employment Agreement dated December 7, 2018 (the “Original Agreement”);

WHEREAS, Company and Employee desire to amend the Original Agreement pursuant to this Amendment to amend the terms and conditions of the Additional Compensation set forth in Schedule 2(c) attached to the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.     Definitions.

(a)             The term “Agreement” means the Original Agreement as amended by this Amendment.

(b)             Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Original Agreement.

2.     Additional Compensation. Schedule 2(c) to the Original Agreement is amended in its entirety as set forth in the attached Amended Schedule 2(c).

3.     Nature of Employment. Section 1(b) of the Original Agreement is amended as follows:

“(b) Devotion. Throughout the Employment Period, Employee will: (i) devote reasonable business energies, interests, abilities and time to the performance of his duties to Company hereunder and to any subsidiaries and affiliates of Company, (ii) observe and carry out such reasonable and lawful rules, regulations, policies, directions and restrictions as may be established from time-to-time by the Managers, including the standard policies and procedures of Company as in effect from time-to-time; and (iii) do such traveling as may reasonably be required in connection with the performance of such duties and responsibilities.”

4.     Indemnification. Section 2(f) of the Original Agreement is amended to read in its entirety as follows:

“(f) Indemnification. Company shall cause Mobiquity Technologies, Inc., a New York corporation (“Mobiquity”) which is the sole member of the Company, to indemnify Employee to the extent provided in its then current Certificate of Incorporation and bylaws, as they may be amended and/or restated from time-to-time, but in no event to any extent less favorable than as provided in Mobiquity’s current Certificate of Incorporation and bylaws in effect on the date of this Amendment, which rights shall continue to apply to Employee notwithstanding any amendment or repeal of such sections. Company shall cause Mobiquity to use reasonable best efforts to include Employee as an insured under all applicable directors’ and officers’ liability insurance policies maintained by Mobiquity, and any other subsidiary or affiliated business of Mobiquity, including, without limitation Company. Solely in consideration for Company’s agreement as set forth in this clause (f), after the termination of Employee’s employment with Company, Employee agrees, at Company’s expense, to fully assist, consult and cooperate in good faith with Company and Mobiquity, as requested by Company or Mobiquity, in connection with (i) any pending or threatened or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether or not Employee is a named or threatened party to such action, suit or proceeding, (ii) any appeal in such an action, suit or proceeding, and (iii) any inquiry or investigation that could lead to such an action, suit or proceeding.”

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5.     Vacation and Paid Time Off. Section 2(g) of the Original Agreement is amended to read in its entirety as follows:

“(g) Vacation, Holidays and Paid Time Off. Employee will be entitled to holidays and paid time off in accordance with Company’s standard policies and procedures in effect from time-to-time. Employee will also be entitled to six (6) weeks of paid vacation per contract year beginning as of the Effective Date at such times as are reasonably acceptable to Company. Any paid vacation accrued and not used by each anniversary of the Effective Date shall carry over to the next contract year, or shall be compensated for in cash at a daily rate determined by dividing Employee’s Base Salary by 365.”

6.     Automobile Allowance. During the Employment Period, the Company shall provide the Executive with a monthly automobile allowance of no more than Five Hundred and Fifty Dollars ($550.00) per month to cover lease or purchase finance costs of an automobile.

7.     Restrictive Covenants. Section 4(a) of the Original Agreement is deleted in its entirety.

8.     Discoveries. Section 6(a) of the Original Agreement is amended to read in its entirety as follows:

“(a) Employee agrees to promptly disclose in writing to the Managers all ideas, processes, methods, devices, business concepts, inventions, improvements, discoveries, know-how and other creative achievements (hereinafter referred to collectively as “Discoveries”), whether or not the same or any part thereof is capable of being patented, trademarked, copyrighted or otherwise protected, which Employee, while employed with Company, as well as those communicated to Employee by other employees/consultants of Company, conceives, makes, develops, acquires or reduces to practice, whether acting alone or with others and whether during or after usual working hours, and which Discoveries are in the Business of “digital and mobile advertising based on Open RTB protocol as defined by the Internet Advertising Bureau”, or arise out of or in connection with the duties performed by Employee. Employee hereby transfers and assigns to Company in perpetuity all right, title and interest in and to the Discoveries (whether conceived, made, developed, acquired or reduced to practice prior to, during or after the Employment Period), including any and all domestic and foreign copyrights and patent and trademark rights therein and any renewals thereof, all of which are hereby deemed provided to Company as a “Work for Hire” without claim by Employee. On request of Company, Employee will, without any additional compensation if during the Employment Period, from time to time during the Employment Period or thereafter, execute such further instruments (including, without limitation, applications for copyrights, letters patent, trademarks and assignments thereof in any and all countries) and do all such other acts and things as may be deemed necessary or desirable by Company to protect and/or enforce its right in respect of the Discoveries; provided, however that if Employee is assisting Company with the foregoing after the Employment Period, then the Company shall pay Employee for his time at a reasonable to-be-agreed-upon rate and will pay all of Employee’s associated costs and expenses. All expenses of filing or prosecuting any patent, trademark or copyright application shall be borne by Company, but Employee shall cooperate in filing and/or prosecuting any such application.

9.     Miscellaneous.

(a)             The Original Agreement, as amended by this Amendment, shall continue in full force and effect in accordance with the terms thereof and hereof, and together they constitute the Agreement. From and after the date hereof, all references to the Original Agreement wherever made shall refer to the Original Agreement as amended by this Amendment.

(b)             This Agreement may be executed in counterparts, each of which will be deemed to be an original hereof, but all of which together will constitute one and the same instrument. Signature here as which are transmitted via facsimile, .pdf or other electronic means shall be deemed original signatures.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the parties have executed and delivered, or caused to be executed and delivered, this Employment Agreement on the date first written above.

COMPANY:

ADVANGELISTS, LLC

By: /s/ Dean Julia
Name: Dean Julia
Title: Manager

EMPLOYEE:

/s/ Lokesh Mehta
LOKESH MEHTA

AGREED WITH RESPECT TO
SECTION 3, AND AMENDED
SCHEDULE 2(c) PARAGRAPHS 1
AND 2 ONLY:

MOBIQUITY TECHNOLOGIES, INC.

By: /s/ Dean Julia
Name: Dean Julia
Title: CEO

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Amended Schedule 2(c)

Additional Compensation

1.               Redemption of Class B Preferred Stock. Effective as of the date of the Amendment, the Class B Preferred Stock shall be redeemed in accordance with the Class B Preferred Stock Redemption Agreement of even date herewith (the “Redemption Agreement”) between Mobiquity Technologies, Inc., a New York corporation (“Mobiquity”) which is the sole member of the Company, and Employee, and Employee shall have no rights under or in connection with the Class B Preferred Stock ab initio, as further set forth in the Redemption Agreement.

2.	Bonus Rights.

2.1.          Subject to the terms and conditions set forth in this Agreement, Employee is hereby awarded a bonus equal to one percent (1%) of Mobiquity’s gross revenue (the “Gross Revenue”), for each completed fiscal month during the 2019 fiscal year, provided that the Gross Revenue meets or exceeds seventy-five percent (75%) of the Gross Revenue targets for the applicable fiscal month set forth on Exhibit A. The bonus shall be paid on a quarterly basis for the three (3) months in the fiscal quarter (the “Quarterly Bonus”) as provided in Paragraph 2.3. The bonus for January 2019 to June 2019 will be paid in cash by September 16, 2019.

2.2.          For the purposes of determining the Quarterly Bonus (if any), the Mobiquity’s monthly Gross Revenue shall be determined under generally accepted accounting principles, consistently applied, in connection with the preparation of the Mobiquity’s financial statements which are included in the Mobiquity’s Quarterly Report on Form 10-Q (for the first three quarters of 2019) and Annual Report on Form 10-K (for the fourth quarter of 2019), provided that Commissions (as defined herein) paid to Employee under Paragraph 3.1 shall be excluded from Gross Revenue (to the extent they are included in Mobiquity’s Gross Revenue), in determining the Quarterly Bonus.

2.3.          The Quarterly Bonus shall be paid no later than fourteen (14) days following (a) the date of this Amendment with respect to the Quarterly Bonuses relating to the first and second fiscal quarters of 2019, (b) Mobiquity’s filing of its Quarterly Report on Form 10-Q for the fiscal quarter ended on September 30, 2019 with respect to the Quarterly Bonus relating to the third fiscal quarter of 2019, and (c) Mobiquity’s filing of its Annual Report on Form 10-K for the fiscal year ended on December 31, 2019 with respect to the Quarterly Bonus relating to the fourth fiscal quarter of 2019.

2.4.          Each Quarterly Bonus may be paid by the Company, as determined by Employee in his discretion, in cash or common stock of the Mobiquity, par value $0.0001 per share (the “Common Stock”), or a combination thereof.

2.5.          If the Quarterly Bonus is paid in Common Stock of Mobiquity, the number of shares of Common Stock issued shall be determined based on the Fair Market Value of the Common Stock. “Fair Market Value” of the shares of Common Stock means, as of any particular date: (a) the volume weighted average of the closing sales prices of the Common Stock for such day on all domestic securities exchanges on which the Common Stock may at the time be listed; (b) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day; (c) if on any such day the Common Stock is not listed on a domestic securities exchange, the closing sales price of the Common Stock as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (d) if there have been no sales of the Common Stock on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such day; in each case, averaged over thirty (30) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided, that if the Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this Paragraph 2.5 means days on which such exchange is open for trading. If at any time the Common Stock is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Common Stock shall be based on the fair market value per share as determined by the Board of Directors of Mobiquity in good faith, whose determination shall be final and binding, absent manifest error.

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2.6.          The Company shall be entitled to deduct and withhold from the amount of the Quarterly Bonus all taxes that the Company and the Company may be required to deduct and withhold under any provision of tax law. All such withheld amounts shall be treated as delivered to Employee hereunder. Whenever shares of common stock are to be delivered to Employee in payment of the Quarterly Bonus, the Company shall be entitled to require as a condition of delivery that Employee remit or, at the discretion of the Chief Executive Officer of the Company, agree to remit when due, an amount sufficient to satisfy all current or estimated future federal, state and local income tax withholding requirements, including, without limitation, the employee’s portion of any employment tax requirements relating thereto. The Chief Executive Officer of the Company may, in his discretion, provide Employee with the right to use shares of Mobiquity common stock in satisfaction of all or part of the withholding taxes to which he may become subject in connection with the payment of the Quarterly Bonus Such right may be provided to Employee in either or both of the following formats: (a) the election to have the Company withhold, from the shares of common stock otherwise issuable in respect of the Quarterly Bonus, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the withholding taxes (not to exceed 100%) designated by Employee; and/or (b) the election to deliver to the Company, at the time the Quarterly Bonus is paid, one or more shares of Mobiquity common stock previously acquired by Employee with an aggregate Fair Market Value equal to the percentage of the withholding taxes (not to exceed 100%) designated by Employee.

2.7.          Employee’s rights to each Quarterly Bonus and the Company’s obligation to pay such Quarterly Bonus is expressly conditioned upon Employee being employed by Company (or its successor or assign) in accordance with the Employment Agreement at the end of the fiscal quarter to which such Quarterly Bonus Relates. Additionally, if Employee’s employment is terminated by Company for “Cause”, or Employee resigns from employment with Company without “Good Reason”, Company shall have no obligation to pay, and Employee shall not be entitled to, any Quarterly Bonus which is unpaid on the date of such termination or resignation, whether earned or unearned.

3.               Commissions.

3.1.          Employee shall be entitled to a commission (the “Commission”) equal to five percent (5%) of the Net Revenues (as defined herein) of all New Katyal Managed Accounts (as defined herein).

3.2.          The following terms have the following meanings:

(a)       “Net Revenue” means gross revenue actually collected from a New Katyal Managed Account, less all publisher payments, commission payable to other Company employees or contractors or third-parties and publishing costs attributable to such New Katyal Managed Account. For clarity, if Katyal is due ten (10%) percent commission and another employee is due four (4%) percent for the same account, then Katyal will be entitled to six (6%) percent, which is 10% minus 4%.

(b)       “New Katyal Managed Accounts” means accounts directly introduced by Deepankar Katyal or assigned to Deepankar Katyal in writing by the Manager of the Company. The clients currently under management are Sadler Strategic, Bask and Entravision.

3.3.          Commissions will be payable no later than fourteen (14) days following Company’s filing of its Quarterly Report on Form 10-Q, with respect to Net Revenues on the New Katyal Managed Accounts actually received by the Company during the fiscal quarter to which the Quarterly Report on Form 10-Q relates.

3.4.          The Company may reduce future Commission payments in the event of any refund to or credit to any New Katyal Managed Account of any amount upon which previously paid Commission was based, for any reason whatsoever. In the event of any such refund or credit, future Commission payments to Employee will be reduced by the same proportionate amount that the Net Revenue was reduced by such refunds or credits.

4.               Options. Employee shall be granted Stock Purchase Options (the “Options”) to purchase the following number of shares of common stock of Mobiquity, $0.0001 par value per share (the “Mobiquity Option Shares”), subject to adjustment as set forth in the Option Agreement for the Options (the “Option Agreement”), at an exercise price of Nine Cents ($0.09) per share, subject to adjustment as set forth in the Option Agreement, for an exercise period of five (5) years from the following vesting dates, provided that Employee must be an employee or contractor of Company or Mobiquity on the vesting date of a tranche in order for such tranche to vest:

Number of Mobiquity Option Shares	Vesting Date
10,000,000	Date of this Agreement
5,000,000	First one-year anniversary date of the date of this Agreement

-End-

Employee Initials: ___

Company Initials: ___

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EXHIBIT A

2019 GROSS REVENUE TARGETS

2019	Monthly Revenue Target
Q1
Jan	$ 350,000
Feb	$ 375,000
Mar	$ 650,000

Q2
Apr	$ 1,000,000
May	$ 1,000,000
Jun	$ 1,320,000

Q3
Jul	$ 1,780,000
Aug	$ 1,940,000
Sep	$ 2,450,000

Q4
Oct	$ 2,700,000
Nov	$ 3,250,000
Dec	$ 4,200,000

Total	$ 21,015,000

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